Exhibit 99.1

Brekford Corp. Strengthens Board of Directors

Robert West Appointed Chairman of the Board;
Steve Ellis Appointed as Independent Director and Audit Committee Chairman

HANOVER, MD, July 10, 2015 — Brekford Corp. (OTC : BFDI), a leading public safety technology service provider of fully integrated automated traffic safety solutions, parking enforcement citation collections and an end-to-end suite of technology equipment for public safety vehicle services, today announced changes to its Board of Directors.

Robert West, a current director and experienced senior executive, has been appointed Chairman of the Board, filling the role vacated by the prior Chairman who recently resigned.  Mr. West also steps down as chairperson of the audit committee.  Steve Ellis, a seasoned financial executive, has been appointed as an independent director to the Company’s board and will assume the role of audit committee chairperson vacated by Mr. West.  The new appointments are effective July 6, 2015.

Mr. West has served as an independent director of the Company since October 2012.  He has been the Managing Partner at C3 Healthcare Solutions, LLC, a business development and marketing consulting firm to health care organizations, since leading its formation in 2008.  Additionally, Mr. West is the Chief Executive Officer of Pulmonary and Critical Care Associates of Baltimore, PA (“PCCAB”), a 43-physician group practice specializing in pulmonology, critical care, and sleep medicine.  He is responsible for oversight of all financial, accounting, and billing operations and has led the organization to 55% revenue growth in the past five years.  Prior to these endeavors, Mr. West served as Administrative Director of Orthopedics, Neurosciences, and Bariatrics at Greater Baltimore Medical Center from 2003 to 2007.  Mr. West’s board experience also includes the Baltimore Spine Center and the Executive Advisory Board of The Doctors Company.

Mr. Ellis is a partner of EagleFirst, LLC, an advisory firm providing CFO, Merger and Acquisition (“M&A”) and business development support services to small and medium sized businesses with a focus on government contracting, technology and manufacturing.  Mr. Ellis has more than 25 years of experience in M&A and senior accounting roles in the United States and internationally.  He has managed the negotiation and due diligence processes of more than 30 acquisitions and divestments globally, as well as creating and executing post-acquisition integration plans.  Prior to EagleFirst, Mr. Ellis was a CFO at Smith’s Group plc, where he helped create Smiths Detection, a manufacturer of sensors used by government agencies that detect and identify explosives, weapons, chemical agents, and biohazards.  Over an eight-year period, he was instrumental in growing Smiths Detection’s revenues from $20 million to nearly $1 billion.

"The extensive backgrounds of these gentlemen will provide the board and our management team with valuable insights," commented C.B. Brechin, Chief Executive Officer of Brekford Corp. “We appreciate their willingness to serve and look forward to benefitting from their judgment and counsel.”

With the addition of Mr. Ellis, Brekford Corp.’s Board of Directors consists of C.B. Brechin, Chief Executive Officer of Brekford Corp.; Steve Ellis, partner of EagleFirst, LLC; Scott Rutherford, Chief Strategic Officer of Brekford Corp.; Gregg Smith, Managing Member of Evolution Advisors, LLC.; and Robert West, Managing Partner at C3 Healthcare Solutions, LLC.  Three of the five board members are independent of Brekford.

About Brekford Corp.

Brekford Corp. provides state-of-the art public safety technology and automated traffic enforcement solutions to municipalities, the U.S. military, various federal entities and other public safety agencies throughout the United States. Its services include automated speed and red light camera enforcement programs, parking enforcement citation collections and an end-to-end suite of technology and equipment for public safety vehicle upfitting. Brekford's combination of upfitting services, cutting-edge technology, and automated traffic enforcement services offers a unique 360-degree solution for law enforcement agencies and municipalities.

The Company is headquartered in Hanover, Maryland, and its common stock is traded on the OTC Markets under the symbol "BFDI." Additional information on Brekford can be accessed online at www.brekford.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of that term in Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipate," "expect," "project," "intend," "plan," "believe," "target," "aim," "should," and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Forward-looking statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management's plans and assumptions are not realized; a reduction in industry profit margin; requirements or changes affecting the business in which we are engaged; our ability to successfully implement new strategies; operating hazards; competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; and the general volatility of the market prices of our securities and general economic conditions. Readers are referred to the documents filed by Brekford Corp. with the SEC, specifically the Company's most recent reports filed on Form 10-K and Forms 10-Q, which further identify important risks, trends and uncertainties which could cause actual results to differ materially from the forward-looking statements in this press release. Brekford Corp. expressly disclaims any obligation to update any forward-looking statements.

Company Contacts	Investor Relations
C.B. Brechin, CEO	Brett Maas
443-557-0200	Managing Partner
investors@brekford.com	Hayden IR
Tel (646) 536-7331
brett@haydenir.com